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                                                                     EXHIBIT 3.1





                            ARTICLES OF INCORPORATION
                       OF AMERICAN COMMUNITY BANCORP, INC.

         The undersigned incorporator, desiring to form a corporation (the " Corporation") under the provisions of the Indiana Business Corporation Law, as amended (the "Act"), executes the following Articles of Incorporation.

                                    ARTICLE 1
                                      NAME

         The name of the corporation shall be "American Community Bancorp, Inc."

                                    ARTICLE 2
                                     PURPOSE

         The purposes for which the Corporation is formed are and include the transaction, either alone or as a partner, joint venturer or otherwise, of any and all lawful business for which corporations may be incorporated under the Act.

                                    ARTICLE 3
                  PRINCIPAL OFFICE; REGISTERED AGENT AND OFFICE

         Section 3.1 Principal Office. The principal office of the Corporation shall be located in the City of Evansville, County of Vanderburgh and State of Indiana at 4424 Vogel Road, Evansville, Indiana 47715.

         Section 3.2 Registered Office and Registered Agent. The street address of the Corporation's registered office is 4424 Vogel Road, Evansville, Indiana 47715, and the name of its registered agent at that office is Thomas L. Austerman.

                                    ARTICLE 4
                                AUTHORIZED SHARES

         Section 4.1 Authorized Amount. The authorized amount of capital stock of the Corporation shall be Three Million (3,000,000) shares of common stock, with no par value.

         Section 4.2 No Pre-emptive Rights. No holder of shares of the capital stock of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.


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         Section 4.3 Share Ownership Limitation. The Three Million (3,000,000)
shares of common stock shall be subject to the following dividend, voting, liquidation, preemptive, conversion, assessment, and other rights:

         (1) Until July 2, 2007, no person shall directly or indirectly acquire the beneficial ownership of more than ten percent (10%) of any class of the voting shares of the Corporation; provided, however, the foregoing shall not prevent a person from acquiring all of the outstanding voting shares of the Corporation in a single transaction with the prior approval of the Corporation's Board of Directors and shareholders in accordance with the provisions of these Articles. If shares are acquired in violation of this provision during the six year period, then notwithstanding other provisions of the Articles of Incorporation, all shares beneficially owned by any person in excess of ten percent (10%) shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection to any matters submitted to the shareholders for a vote.

         (2) For purposes of this share ownership limitation, the following definitions shall apply:

                  (a) "Acquire" means every type of acquisition, whether effected by purchase, exchange, gift, bequest, operation of law or otherwise, but shall not include an increase in the percentage of shares beneficially owned resulting from the repurchase or redemption of shares by the Corporation.

                  (b) "Acting in concert" means (i) knowing participation in a joint activity of conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

                  (c) "Beneficial Ownership" includes any person who, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise has or shares:

                           i. Voting power which includes the power to vote, or to direct the voting of, voting shares of the Corporation; and/or,

                           ii. Investment power which includes the power to dispose, or to direct the disposition of, voting shares of the Corporation.


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                  (d)      "Person" includes an individual, a group acting in
                           concert, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

                                    ARTICLE 5
                             VOTING RIGHTS OF SHARES

         Except as otherwise provided in the Act or the By-laws of the Corporation, every shareholder of the Corporation shall have the right, at every shareholders' meeting, to one vote for each share of stock standing in such shareholder's name on the books of the Corporation upon all questions, including election of directors, merger, liquidation and the sale of all or substantially all of the assets of the Corporation. In all elections of directors, shareholders shall be entitled to cumulate their votes.

                                    ARTICLE 6
                                    DIRECTORS

         Section 6.1 Number and Term. The Board of Directors of the Corporation shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time as provided in the By-laws.

         Section 6.2 Removal. Each director may be removed (i) with or without cause, at a meeting of shareholders called expressly for that purpose, by a vote of the holders of 80% of the shares then entitled to vote at an election of directors, or (ii) with cause, by a vote of a majority of directors then in office. "Cause" for removal of a director shall be limited to the grounds specifically enumerated in 12 C.F.R. ss.563.39 (or any successor provision) with respect to termination for cause.

                                    ARTICLE 7
                                    DURATION

         The period during which the Corporation shall continue is perpetual.

                                    ARTICLE 8
                     AMENDMENT OF ARTICLES OF INCORPORATION

         These Articles of Incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the capital stock of the Corporation, unless the vote of the holders of a greater amount of capital stock is otherwise required by these Articles of Incorporation or the Law, and in that case by the vote of the holders of such greater amount.

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                                    ARTICLE 9
                                  INCORPORATOR

         The name and address of the incorporator of the Corporation are Thomas
L. Austerman, 4424 Vogel Road, Evansville, Indiana 47715.

         IN WITNESS WHEREOF, the undersigned executes the foregoing Articles of Incorporation this 11th day of March, 2004.


                                               /s/ Thomas L. Austerman
                                               ---------------------------------
                                               Thomas L. Austerman, Incorporator















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